EXHIBIT 3.1
ARTICLES OF RESTATEMENT OF
ARTICLES OF INCORPORATION OF
STABILIS ENERGY, INC.

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Pursuant to Section 607.1007 of the Florida Business Corporation Act, Stabilis Energy, Inc. hereby restates its Articles of Incorporation, which restatement supersedes the original articles of incorporation and all amendments thereto. This restatement does not contain any amendment which requires shareholder approval and was duly adopted by the Board of Directors of the Corporation on December 9, 2019
ARTICLE 1

Name

The name of the corporation is STABILIS ENERGY, INC.

ARTICLE 2

Purpose
The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

ARTICLE 3

Capital Stock
The total amount of capital stock which this Corporation has the authority to issue is as follows:
37,500,000 shares of common stock, $.001 par value per share; and 1,000,000 shares of Preferred Stock, $.001 par value per share.

The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of such preferred stock in series, and to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and relative, participating, optional or other special rights of the shares of each series and the qualifications, limitations or restrictions thereof.
The authority of the Board with respect to each series of preferred stock shall include, but not be limited to, determination of the following:

A.	The number of shares constituting the series and distinctive designation of the series;
B.The dividend rate on the shares of the series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of the series;

C.	Whether the series will have voting rights, and if so, the terms of the voting rights;
D.Whether the series will have conversion privileges, and, if so, the terms and conditions of the conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;
E.Whether or not the shares of the series will be redeemable; and, if so, the terms and conditions of redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
F.Whether the series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of the sinking fund;

G.The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of the series; and
H.Any other relative terms, rights, preferences and limitations, if any, of the series as the Board of Directors may lawfully fix under the laws of the State of Florida as in effect at the time of the creation of such series.
ARTICLE 4

Indemnification of Directors, Officers and Other Authorized Representatives

1.	Indemnification. The Corporation shall indemnify its officers, Directors, employees and agents against liabilities, damages, settlements and expenses (including attorneys’ fees) incurred in connection with the Corporation’s affairs, and shall advance such expenses to any such officers, directors, employees and agents, to the fullest extent permitted by law.

2.	Effect of Modification. Any repeal or modification of any provision of this Article 4 by the shareholders of the Corporation shall not adversely affect any right to protection of a Director, officer, employee or agent of the Corporation existing at the time of the such repeal or modification.

3.	Liability Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provision of this Article 4.

4.	No Rights of Subrogation. Indemnification hereunder and under the Bylaws shall be a personal right and the Corporation shall have no liability under this Article 4 to any insurer or any person, corporation, partnership, association, trust or other entity (other than the heirs, executors or administrators of such person) by reason of subrogation, assignment or succession by any other means to the claim of any person to indemnification hereunder or under the Corporation’s Bylaws.

ARTICLE 5

Right to Amend or Repeal Article
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any amendment hereto, in the manner now or hereafter prescribed by statute, and all rights and powers herein conferred on shareholders are granted subject to this reserved power.
ARTICLE 6

Severability
In the event any provision (including any provision within a single article, section, paragraph or sentences) of these Articles should be determined by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, the remaining provisions and parts hereof shall not be in any way impaired and shall remain in full force and effect and enforceable to the fullest extent permitted by law.

Dated: December 9, 2019    STABILIS ENERGY, INC.

By: /s/ Andrew L. Puhala
Andrew L. Puhala
Senior Vice President and Secretary

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